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                    AMENDS NOTICE OF INTENTION OF OBTAINING
                   CONTROL AND OF TENDER OFFER IN SECURITIES
                          AUCTION OF EMPRESA NACIONAL
                              DE ELECTRICIDAD S.A.

     DUKE ENERGY INTERNATIONAL L.L.C. ('DUKE INTERNATIONAL'), a company formed in the United States of America pursuant to the laws of the State of Delaware of the United States of America, which corporate purpose is the investments, domiciled at 5400 Westheimer Court, Houston, Texas, United States of America, and for these purposes in Moneda 970, 12th floor, Santiago, Chile, a subsidiary wholly owned by DUKE ENERGY CORPORATION ('DUKE'), a company formed in the United States of America pursuant to the laws of the State of North Carolina of the United States of America; and DUKE ENERGY INVERSIONES UNO LIMITADA ('DUKE CHILE'), taxpayer identification number 77,261,260-5, Chilean company of investments, domiciled at Moneda 970, 12th floor, Santiago, Chile, wholly and indirectly owned by Duke, regarding (i) the notice published on February 18, 1999, in La Segunda newspaper ('Control Notice') and republished in El Mercurio newspaper on February 19, 1999, in which Duke Chile gives notice of its intentions of obtaining the control over EMPRESA NACIONAL DE ELECTRICIDAD S.A. ('ENDESA'), and its affiliate companies and of companies, directly or indirectly, controlled by Endesa, as clarified and complemented by respective notices published in El Mercurio de Santiago and La Segunda newspapers on February 25, 1999; and (ii) the notice of tender offer in auction of Endesa's shares ('Offer Notice'), published on February 25, 1999, in El Mercurio newspaper, as amended and complemented by notice published in El Mercurio newspaper on April 13, 1999, hereby amend and complement the Control Notice and the Offer Notice as follows:

          1. In the Control Notice, Duke International set forth its intentions of acquiring up to 51% of the total Endesa's capital stock. Duke Chile and Duke International hereby state that such shares percentage will be able to be increased at their sole discretion, both jointly acquiring up to 65% of Endesa's capital stock currently subscribed and paid, which is the maximum concentration level permitted by its bylaws.

          2. Duke International and Duke Chile, in case either the price or the number of shares offered to acquire increase, in accordance with the foregoing number 1, before the Auction, shall publish a marked notice in either El Mercurio de Santiago or La Segunda newspapers.

          3. The terms hereof shall prevail in case of disconformity with the contents in both the Control Notice and the Offer Notice, as amended, clarified and complemented.

                                  DUKE ENERGY INTERNATIONAL, L.L.C.
                                  DUKE ENERGY INVERSIONES UNO LIMITADA


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